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                                                                    Exhibit 99.1

For more information, contact:

Rob Bateman, Chief Financial Officer
Applied Microsystems Corporation
(425) 883-1606 x383
rob.bateman@amc.com

                APPLIED MICROSYSTEMS PROVIDES LIQUIDATION UPDATE

      REDMOND, WASH. -- FEBRUARY 20, 2003 -- Applied Microsystems Corporation (APMC.OB) today released information on its tentative liquidation timeframe. On December 16, 2002, the Company announced that its board of directors had unanimously decided to recommend to shareholders that the Company be liquidated. Since that time, the Company has taken steps to further reduce its expenses, prepare its Libra Networks assets for sale, and prepare a proxy statement and related materials in connection with submitting the proposal to liquidate and dissolve the Company to Applied's shareholders for vote at a meeting of shareholders.

      Applied has reduced its work force to nine full-time personnel, from 33 as of the date of the announced plan to seek shareholder approval for liquidation. To further reduce ongoing personnel expenditures, only one of the four corporate executives - Rob Bateman, chief financial officer - remains on the Company's ongoing payroll. The three other corporate executives have been terminated in accordance with their severance agreements. Steve Verleye, the Company's president and chief executive officer, continues in that role on an unpaid and part-time basis, and also continues to serve as a member of the board of directors. To further trim expenses, following the termination of the Company's headquarters facilities lease in December 2002, the Company moved its offices to a much smaller facility under a new lease that may be terminated upon 30-days' notice.

      Since the announced plan to seek shareholder approval for liquidation and dissolution of Applied, the Company completed certain development and documentation of its Libra Networks technology to enable the sale of such technology. The Company continues to seek buyers for this technology.


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      The Company has also been preparing a proxy statement and a plan of liquidation and dissolution for submission to shareholders. The board has established March 21, 2003 as the record date for the special meeting of shareholders to vote on the proposal to liquidate and dissolve the Company - shareholders of record as of the close of business on that day will be eligible to notice of, and to vote at, the special meeting of shareholders. The board anticipates that the special meeting of shareholders will be held near the end of April 2003. Since the Company's proxy materials are subject to SEC review, this date is subject to change.

      The company can be reached at P.O. Box 97002, Redmond, Wash. 98073-9702; by phone at 425-883-1606; or by e-mail at info@amc.com. Visit Applied on the Web at www.amc.com.

      Forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated or stated or implied by such forward-looking statements. These factors include, without limitation, the Company's ability to obtain shareholder approval for corporate liquidation, successful completion of the sale of the remaining Libra Networks assets, and other risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission.

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